Exhibit 10.1
CEDAR FAIR, L.P. 2016 OMNIBUS INCENTIVE PLAN
RESTRICTED UNIT AWARD DECLARATION

This Restricted Unit Award Declaration (“Declaration”) is made pursuant to the terms and conditions of the Cedar Fair, L.P. 2016 Omnibus Incentive Plan (the “Plan”), including (without limitation) Article VIII, the provisions of which are incorporated into this Declaration by reference. Capitalized terms used herein shall have the meanings ascribed to them in the Plan, unless indicated otherwise.

1.Restricted Unit Award In General. Participant’s Restricted Unit Award (the “Award”) is outlined in the attached Notice of Restricted Unit Award of Cedar Fair, L.P. (the “Notice”) and is subject to Participant’s continuous employment by the Company or an Affiliate throughout each of the Restricted Periods that commence on the Grant/Award Date and end on each of the Vesting Dates specified under the heading “Vesting Schedule” in the Notice (individually, a “Restricted Period” and, collectively, the “Restricted Periods”). Distribution Equivalents on the Restricted Units shall be accumulated until the lapse of the Restricted Period, if and to the extent the Company makes distributions on its Units during the Restricted Period, and shall be paid pursuant to the provisions of Section 3 hereof in the same form as accrued. During the Restricted Period, the Participant shall have the right to vote such Restricted Units, but the Participant shall not have the right to receive any payments or distributions with respect to such Restricted Units, and the Participant may not sell, transfer, pledge, or assign such Restricted Units.

2.Forfeiture. The Restricted Units shall be automatically forfeited if the Participant ceases to be employed by the Company or an Affiliate at any time during the Restricted Period, except as provided in Sections 3 and 5 of this Declaration.

3.Lapse of Restriction. The employment restriction on the Restricted Units shall lapse upon the Participant’s completion of continuous employment throughout the Restricted Period, and the Restricted Units shall thereupon become unrestricted Units. All Distribution Equivalents on the Restricted Units accumulated during the Restricted Period shall be paid in a lump sum within seventy-four (74) days following the end of the Restricted Period; provided that if such seventy-four (74) day period begins in one calendar year and ends in another, the Participant shall not have the right to designate the calendar year of payment.

If a Participant dies or incurs a Disability during employment and prior to the end of the Restricted Period that results in a Separation from Service, the employment restriction on the Restricted Units shall lapse, the Restricted Units shall thereupon become unrestricted Units, and all Distribution Equivalents accumulated through the date the restrictions lapse shall be paid in a lump sum to the Participant (or the Participant’s estate or beneficiary) within seventy-four (74) days of the date of Participant’s death or Disability; provided that if such seventy-four (74) day period begins in one calendar year and ends in another, neither the Participant nor the Participant’s estate or beneficiary shall have the right to designate the calendar year of payment.

If a Participant incurs a Separation from Service due to Retirement prior to the expiration of the Restricted Period, the employment restriction on the Restricted Units shall lapse, the Restricted Units shall thereupon become unrestricted Units, and all Distribution Equivalents accumulated through the date the restrictions lapse shall be paid in a lump sum to the Participant within seventy-four (74) days of the date of the Participant’s Separation from Service due to Retirement; provided that if such seventy-four (74) day period begins in one calendar year and ends in another, the Participant shall not have the right to designate the calendar year of payment.

Except in the case of death, Disability, and Retirement, and as permitted by Section 409A (or an exception thereto) and the Plan (including Section 13.1(b) of the Plan and Section 5 hereof), no lapse of restrictions or payment of Distribution Equivalents shall be accelerated.

4.Tax Matters and Withholding. To the extent permitted by applicable securities laws, the Company, the Participant’s employer or their agent(s) shall withhold all required local, state, federal, and other taxes and any other amount required to be withheld by any governmental authority or law from the Units issued, and Distribution Equivalents paid, pursuant to the Award, and Units issued hereunder shall be retained by, surrendered back to or reacquired by the Company or an Affiliate as necessary in order to accomplish the foregoing, with the number of unrestricted Units to be delivered after the expiration of the Restricted Period being reduced accordingly. The number of Units to be withheld shall have a Fair Market Value equal to the amount required to be withheld as of the date that the amount is withheld. The Participant will execute such other documentation as may be necessary or appropriate to accomplish the foregoing. Prior to such withholding, in accordance with procedures established by or agreement of the Committee or the Participant’s employer, the Participant may arrange to pay all applicable withholdings in cash on the due date of such withholdings. To the extent applicable law does not permit the withholding of Units, the Participant shall pay all applicable withholdings in cash on the due date of such withholdings. If the Participant elects, in accordance with Section 83(b) of the Code, to recognize ordinary income in the year in which the Restricted Units are awarded, the Participant shall promptly furnish to Magnum Management Corporation a copy of the completed and signed election that is filed with the Internal Revenue Service within thirty (30) days of the date of the Award.

5.Priority of Agreements. In the event of a Change in Control (as such term is defined in the Plan), the terms of Section 13 of the Plan shall govern and control over any conflicting term of this Declaration; provided, however, that Section 7 shall govern and control as to the conversion of this Award into HoldCo Restricted Shares in connection with the transactions contemplated by the Merger Agreement (as defined in Section 7). The change in control provisions of Section 4.2 of Participant’s employment agreement shall not apply to this Award and shall be superseded by this Declaration and Section 13.1(b) of the Plan. Section 6.1(f) of the Participant’s employment agreement shall apply to this Award and shall govern and control over any conflicting term of this Declaration. Accordingly, if Participant is entitled to payments under Section 6.1(f) of such employment agreement, then, subject to the release provisions of such employment agreement, Participant shall become fully vested in any portion of this Award that is scheduled to vest within the eighteen- (18-) month period following Participant’s date of termination, Participant shall receive payments on each payment date as provided in this Declaration as if the Participant were employed by Cedar Fair on the relevant payment date and all such portions of this Award shall be paid or vest pursuant to the terms of this Declaration, but without regard to any continuing employment requirements or proration. Portions of this Award that are scheduled to vest (in whole or in part) after the eighteen- (18-) month period following the Participant’s date of termination as described above under Section 6.1(f) of the employment agreement, shall vest and be paid only in accordance with the terms of this Award and the terms of the Plan.

6.Clawback. Notwithstanding anything in the Plan, this Declaration or any other agreement or declaration, the Company will be entitled, to the extent permitted or required by applicable law, rule or regulation, Company policy and/or the requirements of an exchange on which the Company’s Units are listed for trading, in each case, as in effect from time to time, to cancel this or any Other Award (as defined below) and/or to require the reimbursement or return of, recoup or otherwise recover equity or other compensation of whatever kind paid or delivered by the Company or any of its affiliates at any time to Participant under the Plan, as well as any profits or gains realized thereon. This Award and any other award(s) made to Participant before or after the date hereof (collectively, “Other Awards”) are subject to the foregoing and the other provisions of this paragraph. The provisions in this paragraph apply whether any such law, rule, regulation, Company policy and/or exchange listing requirement is in existence or applies as of the applicable grant or payment date or is later adopted, modified or becomes applicable. By accepting this Award, Participant agrees to the provisions of this paragraph, agrees to comply with any Company request or demand for such recoupment, other recovery or cancellation/forfeiture, and agrees to be bound by any such applicable clawback law, rule, regulation, exchange listing requirement and/or policy adopted in the discretion of the Company (including, without limitation, policies to comply with applicable laws, rules, regulations and/or exchange listing requirements and any other policies). The provisions in this paragraph are not exclusive and are in addition to every other right or remedy at law or in equity that may be available to the Company, including under the Plan and any other plan or agreements with Participant.

7.Merger Agreement. The following provisions shall apply in connection with the transactions contemplated by the Merger Agreement (the “Merger Agreement”) dated November 2, 2023, by and between the Company, Six Flags Entertainment Corporation (“Six Flags”), CopperSteel HoldCo, Inc. (“HoldCo”) and CopperSteel Merger Sub, LLC. Defined terms used in this Section 7 but not otherwise defined herein, in this Award Declaration or in the Plan shall have the meanings set forth in the Merger Agreement. If this Award remains outstanding immediately prior to the First Effective Time, then pursuant to Section 3.1(c)(i) of the Merger Agreement, this Award shall, as of the First Effective Time, automatically and without any action on the part of the holder thereof, cease to represent an Award of Restricted Units denominated in the Company’s Units, and each Restricted Unit hereunder shall be converted into a HoldCo Restricted Share, and any accrued Distribution Equivalents shall carry over, pursuant to the terms of Section 3.1(c)(i) of the Merger Agreement.

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IN WITNESS WHEREOF, Magnum Management Corporation, a subsidiary of Cedar Fair, L.P., has caused this Declaration to be executed by its duly authorized officer as approved by the Committee and the Participant has executed this Declaration as of the day and year indicated.

MAGNUM MANAGEMENT CORPORATION By: Title: Date:

In consideration for the Participant’s Restricted Unit Award for the 20xx – 20xx Restricted Periods described herein, Participant accepts the modifications made in this Declaration with respect to the treatment of this Award under Participant’s employment agreement with Cedar Fair.

PARTICIPANT Name: Title: Date:

A copy of the Cedar Fair, L.P. 2016 Omnibus Incentive Plan Information Statement is available for review on the Cedar Fair Intranet link at http://cfnet/ under “Document Share”, and a copy of the most current Form 10-K is available for review at https://ir.cedarfair.com/overview/default.aspx#annual-reports.

Notice of Restricted Stock Award of Cedar Fair, L.P.

Company Name

Plan

Participant Id

Participant Name

Participant Address

Grant/Award Type

Share Amount

Grant/Award Date

VESTING SCHEDULE

Vesting Date	No. of Shares	Percent